EXHIBIT 10.1

CVB FINANCIAL CORPORATION
DISCRETIONARY PERFORMANCE COMPENSATION PLAN
2007

The CVB Financial Corporation Performance Compensation Plan is an objective driven plan based on quantitative measures of performance. It is intended to recognize successful performance by the participants in the plan. Awards are most strongly influenced by return on average equity, since it is our primary criterion for results. This will be complemented by specific objectives in other areas of performance, which are most directly influenced by the individual plan participants. This performance compensation plan is discretionary. The Board of Directors reserves the right to adjust or modify the plan as they consider appropriate.

Participants in the Performance Compensation Plan for 2007 include the following:

              Leadership Committee
              Business Financial Center Managers
              Banking Officers
              Service Managers and Assistant Service Managers
              Specialized Officers
              Administrative Officers (employed as of December 31, 2006)
              Non-Officers (employed as of December 31, 2006)

Performance awards are governed primarily by return on average equity. Awards will only be granted when CVB Financial Corporation (“the Company”) reaches a minimum return on average equity of 15%. Minimum, target and maximum performance compensation awards will be based on the level of success achieved during the year.

The performance compensation awards will be presented by February 29, 2008. An associate must be actively employed by the Company when the award checks are issued in order to receive the award. All awards will be approved by the Board of Directors, and the Board of Directors retains the right to adjust or revoke the plan at any time during the year.

The Board of Directors reserves the right to 1) grant bonuses where bonuses have not been earned under the guidelines of this plan and/or 2) adjust bonus allocations either upward or downward based on their judgment of an individual’s overall contribution to the Company for the year.

LEADERSHIP COMMITTEE PERFORMANCE COMPENSATION PLAN

Leadership Committee performance compensation will be based on the return on average equity for the Company and on their individual performance categories. The related weights or values assigned to return on equity and the individual performance categories will depend on the position and responsibilities of the executive as set forth in Annex A located on page three.

For our President and Chief Executive Officer and each of our executive officers (other than the executive in charge of our trust department), performance compensation will be based on the following individual categories:

             Return on Average Equity
             Earnings Growth
             Demand Deposits
             Total Deposits
             Business Loans
             Total Loans
             Fee Income

The members of this group are currently: Messrs. Myers, Biebrich, Coleman and Mylett. The total performance compensation which may be earned by Mr. Myers is between 75% and 150% of his base salary. The total performance compensation which may be earned by each of Messrs. Biebrich, Coleman and Mylett is between 25% and 75% of their respective base salaries.

Additional information for our non-executive officers as well as information regarding target levels with respect to specific quantitative or qualitative performance related factors, and other factors or criteria involving confidential commercial or business information, is set forth on Annex A.